News and Articles

FOR RELEASE FEBRUARY 23, 2005 AT 7:30 AM, EST

SurgiLight to receive $2 million license fee
SURGILIGHT Grants License to Biolase for Presbyopia Patents

ORLANDO - Feb 23, 2005 -- SurgiLight, Inc. (OTC Bulletin Board:SRGL) announced that they have executed a license agreement under which Biolase (Nasdaq:BLTI) has obtained the rights to develop a product for the treatment of Presbyopia. Presbyopia is a condition affecting nearly every individual over 40 in which there is a decline in unaided near-distance sight.

Under the terms of the agreement, Biolase will pay SurgiLight
Two Million Dollars ($2,000,000) upon fulfillment of certain conditions over time. The agreement also establishes a minimum royalty rate for third parties. All other terms and conditions are confidential.

Dr. Colette Cozean, CEO of Orlando-based SurgiLight commented, "BIOLASE has demonstrated their ability to address a new market with their dental applications. In addition, the management of Biolase has significant experience in the ophthalmic field. Their investigation of the potential therapeutic treatments for Presbyopia and the clinical results for Laser Presbyopia Reversal (LAPR), led them to inquire about licensing the SurgiLight patents.
We believe that not only will this funding allow SurgiLight to expand its clinical trials in the United States and capitalize on the CE approval for the Presbyopia application we just received in Europe, but the credibility of a second player in this market will significantly grow the market. SurgiLight believes that LAPR has demonstrated its ability to restore accommodation in adults over the age of 40 and is committed to licensing this technology to other participants in the marketplace."

About SurgiLight
Surgilight, Inc. (www.surgilight.com) is a leader in the development and acquisition of new laser technologies for ophthalmic applications, including presbyopia reversal and treatment, cataract removal and treatment of glaucoma. The Company has recently received CE approval to sell its OptiVisionTM laser for Presbyopia reversal throughout Europe, expanding its existing presence in the Pacific Rim. The Company holds 16 patents worldwide, with 23 patents pending.

About BIOLASE
BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and related specialties. The company's products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlaser system, uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The company also offers the LaserSmileT system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This press release contains forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, distributor success, clinical studies and results of clinical studies, management, market potential, market size, international approvals, FDA clearances, marketing, future events, licensing opportunities, statements concerning the completion of the license agreement with Biolase, Inc. and performance of the company, which involve risks and uncertainties that could materially affect actual results. Investors should refer to documents filed with the SEC for a description of certain factors that could cause actual results to vary from current expectations and the forward-looking statements contained in this release.